Exhibit 99.1

A.P. Pharma Announces Transfer to OTCQB

REDWOOD CITY, Calif. – March 31, 2011 – A.P. Pharma, Inc. (Nasdaq: APPA), a specialty pharmaceutical company, today announced that beginning April 1, 2011 its common stock will be transferred from The NASDAQ Stock Market (NASDAQ) to the OTCQB, which is operated by OTC Markets, Inc. OTCQB is a market tier of OTC Markets for U.S. companies registered with and reporting to the Securities and Exchange Commission (SEC).

The move from NASDAQ to OTCQB is due to A.P. Pharma’s non-compliance with the minimum $1.00 closing bid price rule and the $2.5 million minimum stockholders’ equity requirement.

A.P. Pharma’s trading symbol will remain APPA; however, on certain quote dissemination sites it will be listed as APPA.pk.  Although the Company's common shares will be changing markets, the transition to OTCQB will have no effect on the shares themselves or the Company's filing obligations with the SEC.

During 2010, securities on OTC Markets traded over $144 billion in dollar volume, making it the third largest U.S. equity trading venue after NASDAQ and the New York Stock Exchange.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology.  The Company’s primary focus is on its lead product, APF530, for the prevention of chemotherapy-induced nausea and vomiting.  A.P. Pharma received a Complete Response Letter on the APF530 NDA in March 2010 and is in the process of preparing a resubmission responsive to the deficiencies listed in the Complete Response Letter.  The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems.  Further work on these programs has been deferred while the Company focuses on the approval of APF530.  For further information, please visit the Company's web site at www.appharma.com.

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including uncertainties associated with capital resources and liquidity, timely development and regulatory approval of product candidates, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

Contacts

Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, Acting Chief Executive Officer and Chief Financial Officer
650-366-2626

and

Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine
209-814-9564